--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement             / /  CONFIDENTIAL, FOR USE OF THE
                                                  COMMISSION ONLY (AS PERMITTED BY RULE
                                                  14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       AMERICAN PRECISION INDUSTRIES INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       AMERICAN PRECISION INDUSTRIES INC.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies: ____________________________________________________________
     (2) Aggregate number of securities to which transaction applies: ____________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _________________________________________________

     (4) Proposed maximum aggregate value of transaction: ____________________
     (5) Total fee paid: _____________________________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid: ______________________________________________
     (2) Form, Schedule or Registration Statement No.: ________________________
     (3) Filing Party: ________________________________________________________
     (4) Date Filed: __________________________________________________________

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      AMERICAN PRECISION INDUSTRIES INC .
                     2777 WALDEN AVENUE, BUFFALO, NEW YORK

                       NOTICE OF MEETING OF SHAREHOLDERS

                                                                  March 22, 1996

     The Annual Meeting of Shareholders of American Precision Industries Inc. will be held at the offices of the corporation at 2777 Walden Avenue, Buffalo, New York 14225, on Friday, April 26, 1996 at 9:45 a.m. to consider and take action upon the following matters:

     1. Election of three Class II directors for a three-year term, one Class I director for a two-year term, and one Class III director for a one-year term.

     2. Ratification of the selection of Price Waterhouse LLP, independent public accountants, as auditors for the 1996 fiscal year.

     3. Transaction of such other business as may properly come before the meeting.

     All persons who were holders of record of common shares at the close of business on March 8, 1996, and no others shall be entitled to vote at such meeting.

                                           James J. Tanous
                                           Secretary

     SHAREHOLDERS ARE URGED TO VOTE BY SIGNING, DATING, AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                       AMERICAN PRECISION INDUSTRIES INC.

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation by the Board of Directors of American Precision Industries Inc. (hereinafter referred to as "API" or the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held on April 26, 1996 (the "Meeting").

     Every duly signed proxy in the accompanying form which has been received a reasonable time prior to the start of the Meeting will be voted at the Meeting unless revoked by the shareholder. Every shareholder giving a proxy has the power to revoke it at any time before it is exercised. The right to revoke a proxy is not limited and is not subject to compliance with any formal procedure.

     Each common share outstanding at the close of business on March 8, 1996, will be entitled to one vote. As of March 8, 1996, there were 7,152,646 such shares outstanding. Only shareholders of record at the close of business on March 8, 1996, will be entitled to vote at the Meeting. At the Meeting a quorum will consist of the holders of record of not less than a majority of the outstanding common shares, present either in person or by proxy. Abstentions and broker nonvotes will be considered as being present or represented at the Meeting, but not as votes for or against a nominee or proposal. This proxy statement and the accompanying form of proxy will be sent to the shareholders on or about March 22, 1996.

                            1. ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation, as amended, provides that the number of directors of the Company shall be not less than three and not more than nine and that the directors shall be divided into three classes, designated Class I, Class II, and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. One class stands for election to a three year term each year. The Board increased the number of directors from seven to eight on October 26, 1995 and from eight to nine on February 27, 1996. Three Class II directors, one Class I director, and one Class III director are to stand for election at the Meeting. The Class II Directors so elected will serve until the Company's 1999 Annual Meeting of Shareholders and until their successors are elected and shall qualify. The Class III and Class I directors will serve until the Company's Annual Meeting of Shareholders in 1997 and 1998, respectively, and until their successors are elected and shall qualify. The vote of a plurality of the common shares present or represented by proxy is required for the election of directors.

     The directors recommend a vote FOR the five nominees standing for election listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR these nominees. If any nominee becomes unavailable for election, the proxy holders will vote the proxies for such other nominee as the Board may designate to fill the vacancy.

     Information regarding nominees standing for election and directors whose terms continue beyond the Meeting is set forth below:

     CLASS II: DIRECTORS STANDING FOR ELECTION FOR A TERM EXPIRING IN 1999

     Bernard J. Kennedy, age 64, has been a director since 1987. Mr. Kennedy has been Chairman, Chief Executive Officer, and President of National Fuel Gas Company* since 1989 and is Chairman of certain of its subsidiaries. National Fuel Gas Company and its subsidiaries are engaged in production, purchase, storage, transportation, and sale of natural gas and in the exploration for and development of oil and natural gas reserves. He is a member of the Board of Directors of Merchants Mutual Insurance Company, Associated Electric & Gas Insurance Services Limited, Marine Midland Banks, Inc., and Marine Midland Bank.

     William P. Panny, age 67, has been a director since 1981. Until his retirement in 1991, Mr. Panny was Chairman and Chief Executive Officer of MLX Corp., the largest independent distributor of commercial refrigeration and air conditioning equipment, parts, and supplies, and a leading global manufacturer of high energy friction products and components used in aircraft brakes and in clutches, brakes, and transmissions for heavy duty trucks and off-highway equipment. He is a director of Amerisure, Inc., Amerisure Insurance Company, Michigan Mutual Insurance Company, and Fruehauf Trailer Corporation.*

     Kurt Wiedenhaupt, age 58, has been a director since June 16, 1992. Mr. Wiedenhaupt became President and Chief Executive Officer of the Company on July 1, 1992. From 1986 to June 30, 1992, Mr. Wiedenhaupt was President and Chief Executive Officer of AEG Corporation, a North American unit of Daimler-Benz AG which is engaged in transportation, electronics, industrial equipment and business systems.

     CLASS III: DIRECTOR STANDING FOR ELECTION FOR A TERM EXPIRING IN 1997

     Jerre L. Stead, age 53, was appointed a Class III director by the Board on February 27, 1996. He is a nominee for director at the Meeting for a term expiring at the Annual Meeting in 1997. On

---------------
*Denotes publicly-held company

January 1, 1995, Mr. Stead became Chairman and Chief Executive Officer of Legent Corporation, a computer programming software services firm. He resigned from that position on August 15, 1995 after the merger of Legent Corporation with Computer Associates International, Inc. During 1993 and 1994, Mr. Stead was Chairman and Chief Executive Officer of AT&T Global Information Solutions (formerly NCR), a provider of information technology services. He also served as an Executive Vice President of AT&T and a member of AT&T's Management Executive and Global Operations Committees. From 1991 to 1993, he was President and Chief Operating Officer of AT&T Global Business Communications Systems. From 1989 to 1991, Mr. Stead was Chairman, President, and Chief Executive Officer of Square D Co., a manufacturer of industrial control and electrical distribution products., Mr. Stead is a director of Armstrong World Industries Inc.*, R.R. Donnelley & Sons Co.*, Autodesk Inc.,* and TBG Holding NV.

      CLASS I: DIRECTOR STANDING FOR ELECTION FOR A TERM EXPIRING IN 1998

     Klaus K. Oertel, age 62, was appointed a Class I director by the Board on October 26, 1995. He is a nominee for director at the Meeting for a term expiring at the Annual Meeting in 1998. From January 1, 1990 until his retirement on December 31, 1994, Mr. Oertel was a member of the Board of Management of AEG A.G., Frankfurt, Germany, a unit of Daimler-Benz AG, in charge of the world-wide rail systems group. Since his retirement, Mr. Oertel continues to provide consulting services to the Daimler-Benz group and is the Chairman of the German High-Speed Train Consortium in Taiwan.

                CLASS III: DIRECTORS WHOSE TERMS EXPIRE IN 1997

     John M. Albertine, PhD, age 51, has been a director since 1985. In 1990 Dr. Albertine became Chairman and Chief Executive Officer of Albertine Enterprises, Inc., an economic forecasting and public policy firm based in Washington, D.C. Dr. Albertine is also Chairman of JIAN Group Holdings, a full-service mergers and acquisitions firm. Dr. Albertine was Vice Chairman of Farley, Inc., principally a fabric and garment manufacturer, from 1986 until 1990, Vice Chairman of Fruit of the Loom, Inc. from 1987 until 1990, and Vice Chairman of West Point Acquisition Corp. and its subsidiary, West Point-Pepperell Inc., from 1989 to 1990. Farley, Inc. became the subject of a reorganization proceeding under Chapter 11 of the Federal bankruptcy laws in 1991 and emerged from bankruptcy in December 1992. In 1992, West Point Acquisition Corp. was financially restructured by exchanging equity for debt forgiveness, as part of a so-called "pre-packaged" Chapter 11 bankruptcy filing of West Point Acquisition Corp., and emerged from bankruptcy in September 1992. Dr. Albertine serves on the Board of Directors of Thermo Electron Corporation* and Bolt Beranek and Newman, Inc.*

---------------
*Denotes publicly-held company

     Victor A. Rice, age 55, has been a director since 1994. Mr. Rice is Chairman, Chief Executive Officer, and a director of Varity Corporation*, an international manufacturer of automotive components and diesel engines, a position he has held since 1980. Mr. Rice also serves as a director of Louisiana Land & Exploration Co.*, and International Murex Technologies Corp.*

                 CLASS I: DIRECTORS WHOSE TERMS EXPIRE IN 1998

     Robert J. Fierle, age 73, has been a director since 1947. Mr. Fierle was President and Chief Executive Officer of API from 1947 until his retirement on June 30, 1992. Mr. Fierle continues as Chairman, and renders services to the Company on a part-time basis. He also is a director of Nitta Gelatin NA Inc.

     Douglas J. MacMaster, Jr., age 65, has been a director since 1990. Mr. MacMaster was Senior Vice President of Merck & Co., Inc. from 1988 until his retirement in 1992. Merck & Co., Inc. is a worldwide research-intensive health products company that discovers, develops, produces, and markets human and animal health products and specialty chemicals. Mr. MacMaster is a director of Martek Biosciences Corp.,* U.S. Bioscience, Inc.*, Noese Technologies, Inc., and OraVax Inc. He is also a Trustee of Gwynedd-Mercy College and Thomas Jefferson University.

     The Board of Directors has an Audit Committee comprised of Mr. Panny, Chairman, and Messrs. Kennedy, Oertel, and Rice. The Audit Committee had three meetings in 1995. It selects auditors (subject to shareholder ratification), reviews their proposed audit plan and fees, reviews their completed audit, and reviews their recommendations and the replies of management thereto. The Audit Committee invites direct access by the auditors for information as to the Company's accounting practices. The Board also has a Compensation Committee comprised of Mr. MacMaster, Chairman, Dr. Albertine, Mr. Kennedy, and Mr. Rice. The Compensation Committee had four meetings in 1995. It submits recommendations to the Board on all matters relating to the compensation of officers and key employees. The Board of Directors has no standing nominating committee; the functions of such a committee are performed by the Board of Directors.

     The Board of Directors had five meetings in 1995. All directors attended at least 75% of the relevant board and committee meetings held during 1995. Directors (except for Mr. Wiedenhaupt) are entitled to an attendance fee of $750 for each board meeting attended in person and are also entitled to an annual retainer of $14,000. Members of committees are entitled to $600 for attendance in person at each meeting. In addition, the Chairmen of the Audit and Compensation Committees each is entitled to $1,000 per annum.

---------------
*Denotes publicly-held company

     At the 1995 Annual Meeting, the shareholders approved the 1995 Directors Stock Option Plan (the "Directors Plan") which became effective with respect to fees payable to directors after June 30, 1995. Under the Directors Plan, an outside director of the Company may elect to receive options instead of his annual director's retainer and meeting and chairmanship fees for that year. The options are granted on the first day of each calendar quarter, which is the date on which the payment of retainer and meeting fees would otherwise be made in cash. The number of shares of common stock subject to an option is equivalent to the amount of director's fees divided by the difference between the fair market value of a share on the date of grant and the exercise price which is 30% of the fair market value of a share on the date of grant. Options become exercisable in full six months after grant and expire ten years after grant, provided that options may expire earlier as a result of the termination of a director's service on the board, as follows: if an option has not expired earlier, it will expire on the fifth anniversary of the director's retirement after age 70, or if the director dies before that fifth anniversary, the first anniversary of the director's death; on the first anniversary of the termination of the director's service on the board by reason of death or disability; or three months after the termination of the director's service on the board for any other reason. The exercise price is payable in cash.

     All the directors eligible under the Directors Plan, with the exception of Mr. Fierle, have elected to participate in the Directors Plan for 1995 and 1996. Mr. Oertel and Mr. Stead have elected to participate in the Directors Plan when they become eligible in April and September, 1996, respectively.

     The options which have been granted to directors under the Directors Plan on the first day of July and October, 1995 and January, 1996 are set forth in the following table:

                                                                    AVERAGE       TOTAL
                                                        OPTIONS     EXERCISE     EXERCISE
                         DIRECTOR                       GRANTED      PRICE        PRICE
    --------------------------------------------------  -------     --------     --------
    John M. Albertine.................................   1,737       $ 3.44      $  5,977
    Bernard J. Kennedy................................   1,879       $ 3.45         6,491
    Douglas J. MacMaster, Jr..........................   1,831       $ 3.44         6,300
    William P. Panny..................................   1,817       $ 3.47         6,298
    Victor A. Rice....................................   1,704       $ 3.47         5,911
                                                        -------                  --------
              Total...................................   8,968       $ 3.45      $ 30,977

     On each date that options are granted, the combination of the exercise price of the options granted and the cash fees the director is entitled to receive but forgoes is equivalent to the market value of the shares of Company common stock underlying the option on the date of grant.

     As of March 15, 1996, none of the options granted under the Directors Plan had been exercised and, 41,032 shares remained available for the grant of options under the Directors Plan.

The options reflected in the table above were granted in lieu of cash retainers and meeting fees aggregating $54,300.

     Directors with five or more years of continuous service are entitled to a benefit of $10,000 a year payable over ten years upon retirement, death prior to retirement, or nonelection to or removal from the Board following an unfriendly change in control of the Company. In the event of an unfriendly change in control, the director may opt to receive a lump sum payment equal to the present value of the periodic payments discounted at a current annuity discount rate.

     It is the Board of Directors' belief that it is in the best interest of the Company that, absent special circumstances, incumbent directors not remain on the Company's Board beyond the annual meeting of shareholders following their 70th birthday. However, the Board has asked Mr. Fierle, who is the founder of the Company and has served as a director for 48 years, to continue to serve as a director through the annual meeting following his 75th birthday, subject to his reelection by the shareholders, and Mr. Fierle has indicated that he is willing to continue to serve.

                         SHARE OWNERSHIP OF MANAGEMENT

     The following table shows the number of common shares beneficially owned as of February 29, 1996 by (1) each director and each executive officer named in the Summary Compensation Table and (2) all directors and executive officers of API as a group.

                                                 AMOUNT AND NATURE OF          PERCENT OF
             NAME OF INDIVIDUAL                       BENEFICIAL             COMMON SHARES
           OR DESCRIPTION OF GROUP                   OWNERSHIP(1)            OUTSTANDING(2)
---------------------------------------------    --------------------     --------------------
John M. Albertine............................             15,391(3)
Robert J. Fierle.............................          1,009,047(4)               14.1%
Bernard J. Kennedy...........................              4,780(3)
Douglas J. MacMaster, Jr.....................              4,996(3)
Klaus K. Oertel..............................                500
William P. Panny.............................             11,380(3)
Victor A. Rice...............................                999(3)
Jerre L. Stead...............................              5,000
Kurt Wiedenhaupt.............................            141,100(3)                1.9%
James W. Bevevino............................             61,876(3)
James W. Bingel..............................             11,270(3)
John M. Murray...............................             34,466(3)
Richard S. Warzala...........................             55,605(3)
All directors and executive officers as a
  group, including those named above.........          1,360,242(3)               18.4%

---------------
(1) Each individual has sole voting and investment power over the shares indicated as owned by that individual unless otherwise noted.

(2) Except for Messrs. Fierle and Wiedenhaupt, each of the directors and executive officers named in the table owns less than 1% of the common shares outstanding.

(3) The total includes 274,222 shares that executive officers and directors of API as a group have the right to acquire pursuant to options that are currently exercisable or become exercisable within the next 60 days, as shown in the following table:

            Dr. Albertine.........................................      935
            Mr. Kennedy...........................................      999
            Mr. MacMaster.........................................      996
            Mr. Panny.............................................    1,060
            Mr. Rice..............................................      999
            Mr. Wiedenhaupt.......................................  132,393
            Mr. Bevevino..........................................   46,288
            Mr. Bingel............................................    9,740
            Mr. Murray............................................   33,550
            Mr. Warzala...........................................   44,662

(4) Includes 5,000 shares owned by Mr. Fierle's spouse. Mr. Fierle disclaims beneficial ownership of all such shares.

                  SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows the number of common shares owned by each person or "group" known to API to be the beneficial owner of more than 5% of its common shares.

             NAME AND ADDRESS OF                 AMOUNT AND NATURE OF     PERCENT OF COMMON
              BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP     SHARES OUTSTANDING
             -------------------                 ---------------------    ------------------
Robert J. Fierle.............................       1,009,047(1)                14.1%
     East Aurora, NY 14052
First Carolina Investors, Inc................         480,800(2)                 6.7%
     5224 Providence Country Club Drive
     Charlotte, NC 28277
Dimensional Fund Advisors Inc................         434,074(3)                 6.1%
     1299 Ocean Avenue
     Santa Monica, CA 90401

---------------

(1) Includes 5,000 shares owned by Mr. Fierle's spouse. Mr. Fierle disclaims beneficial ownership of all such shares.

(2) Based on an amended Schedule 13D dated October 31, 1995 filed by Brent D. Baird, members of the Baird family, and entities owned or controlled by the Baird family. The filing persons with respect to this Schedule 13D and the number of shares owned are: (1) First Carolina Investors, Inc., 250,000 shares; (ii) The Cameron Baird Foundation, 169,000 shares; (iii) Aires Hill Corp., 44,800 shares; (iv) Brian D. Baird, as successor trustee, 7,500 shares; (v) Brent D. Baird, 5,000 shares; (vi) Jane D. Baird, 2,500 shares; and (vii) David M. Stark, as successor trustee, 2,000 shares.

(3) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 434,074 shares of the Company's common stock as of December 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in a series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, as to all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

                        COMPLIANCE WITH SECTION 16(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Directors, officers and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of information furnished to the Company, reports filed through the Company, and written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements applicable to its directors, officers and greater-than-10% beneficial owners were complied with during fiscal 1995, except that James W. Bevevino, Executive Vice President, sold 1,577 shares of API common stock on November 13, 1995 and inadvertently failed to report that sale on a timely basis. The transaction was reported on a Form 5 filed on or about February 1, 1996.

                               EXECUTIVE OFFICERS

     The following is a list of the executive officers of the Company, each of whom is appointed to serve at the pleasure of the Board.

                                                                                 HAS BEEN AN
                                                                                  EXECUTIVE
          NAME AND AGE                       OFFICES HELD AT API                OFFICER SINCE
--------------------------------  ------------------------------------------    -------------
Kurt Wiedenhaupt, 58............  President                                          1992
James W. Bingel, 48.............  Vice President-President of Electronic             1991
                                    Components Group
John M. Murray, 62..............  Vice President-Finance and Treasurer               1988
Richard S. Warzala, 42..........  Vice President-President of Motion                 1986
                                    Technology Group

     All of the executive officers have been employed by API for more than five years except for Mr. Wiedenhaupt, who was appointed to his position on July 1, 1992 and Mr. Bingel, who was appointed on December 2, 1991. Prior to joining the Company, Mr. Wiedenhaupt was employed for 32 years in various positions in several countries with units of AEG A.G., Frankfurt, Germany, a member of the Daimler-Benz Group. AEG is a world-wide manufacturer of electric and electronic products and systems. Mr. Bingel was employed for 12 years in various management positions with the Aerospace and Aircraft Engine Groups of General Electric Company prior to joining API.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table sets forth individual compensation information for the Chief Executive Officer, the Chairman of the Board, and the four other most highly compensated executive officers.

                                                                              LONG-TERM
                                               ANNUAL                       COMPENSATION
                                            COMPENSATION              -------------------------
                                 -----------------------------------                SECURITIES
                                                          OTHER       RESTRICTED    UNDERLYING
          NAME AND                                       ANNUAL          STOCK       OPTIONS/       ALL OTHER
    PRINCIPAL POSITION     YEAR   SALARY    BONUS    COMPENSATION(4)  AWARD(S)($)    SARS (#)    COMPENSATION(5)
-------------------------- ----- --------  --------  ---------------  -----------  ------------  ---------------
Kurt Wiedenhaupt
  President and CEO(1)....  1995 $293,335  $252,165                     $36,000        30,000        $76,308
                            1994  273,338    73,640      $54,230              0        25,000         65,425
                            1993  260,000         0                           0             0         63,786
Robert J. Fierle
  Chairman(2).............  1995  117,750         0       64,992                                      49,343
                            1994  117,750         0       69,942                                      51,702
                            1993  117,750         0       49,172                                      53,835
James W. Bevevino
  Executive Vice
  President-
  Operations(3)...........  1995  196,335    89,551                                    18,000         42,303
                            1994  184,336    45,000                                    18,000         46,983
                            1993  175,000         0                                    18,000         17,713
James W. Bingel
  Vice President..........  1995  108,001    44,534                                     8,000          1,894
                            1994  101,335    45,853                                     5,000          1,013
                            1993   96,001         0                                     4,000            960
John M. Murray
  Vice President-Finance
  and Treasurer...........  1995  133,201    56,350                                     8,000         33,273
                            1994  126,400    17,042                                     8,000         28,947
                            1993  120,000         0                                     7,500         20,847
Richard S. Warzala
  Vice President..........  1995  127,001    68,193                                    12,000          9,432
                            1994  110,667    30,000                                     5,000         12,742
                            1993   92,000         0                                     4,000          5,903

---------------

(1) Mr. Wiedenhaupt became President and CEO on July 1, 1992. The terms of his employment contract are described on page 16 herein. In addition to the bonus earned under the EVA Incentive Compensation Plan described elsewhere herein for his performance in 1995, the

    1995 bonus for Mr. Wiedenhaupt shown in the table above includes a special bonus of $35,000 awarded by the Board of Directors in April 1995 for his performance in 1994.

(2) Mr. Fierle served as President and CEO until June 30, 1992 and has continued as a part-time employee since that date under a contract described on page 17 herein. Salary for Mr. Fierle includes director fees of $17,750 in each of the years 1995, 1994, and 1993.

(3) Effective February 1, 1996, James W. Bevevino retired pursuant to an Early Retirement Agreement with the Company. Under that agreement, Mr. Bevevino will be retained as a consultant to the Company during 1996 for which he will be compensated a total of $200,000. Mr. Bevevino also received a one-time payment of $25,000 to defray certain benefit costs during the consultancy.

(4) Other Annual Compensation for Messrs. Wiedenhaupt (except 1994), Bevevino, Bingel, Murray, and Warzala does not exceed the lesser of $50,000 or 10% of total salary and bonus.

(5) All Other Compensation for fiscal 1995 includes (i) accruals for the Company's supplemental benefit program which will not be offset by benefits under the split-dollar life insurance program (both of which are described below), (ii) amounts paid to and on behalf of Mr. Wiedenhaupt under the Pension Benefit Restoration Plan adopted by the Company in 1994 and described under Salaried Employee Retirement Income Plan below, (iii) the actuarial value of premium payments made by the Company allocable to the executive officer's death benefit under the split-dollar life insurance program, combined with compensation paid in connection with premium payments made by the executive officer, and the value of Mr. Fierle's term insurance coverage under split-dollar insurance policies determined under relevant Internal Revenue Service regulations, and (iv) Company contributions to the 401(k) Retirement Savings Plan for Salaried Employees (which equal 25% of that portion of the employee's contribution which does not exceed 6% of such employee's total pay for the year). The amounts for each individual were as follows:

                                                 PENSION
                                 SUPPLEMENTAL    BENEFIT                     401(K)
                                   BENEFIT     RESTORATION  SPLIT-DOLLAR    COMPANY
                                   PROGRAM        PLAN        PROGRAMS    CONTRIBUTION   TOTAL
                                 ------------  -----------  ------------  ------------  -------
     Kurt Wiedenhaupt...........   $      0      $ 9,913      $ 64,085       $2,310     $76,308
     Robert J. Fierle...........     40,534            0         8,809            0      49,343
     James W. Bevevino..........          0            0        39,993        2,310      42,303
     James W. Bingel............          0            0             0        1,849       1,849
     John M. Murray.............     10,321            0        20,869        2,083      33,273
     Richard S. Warzala.........          0            0         7,373        2,059       9,432

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on grants of stock options made during the 1995 fiscal year to the executive officers named in the Summary Compensation Table.

                                                   INDIVIDUAL GRANTS
                                 ------------------------------------------------------
                                                   % OF
                                 NUMBER OF         TOTAL                                    POTENTIAL REALIZABLE
                                 SECURITIES      OPTIONS/                                     VALUE AT ASSUMED
                                 UNDERLYING        SARS         EXERCISE                    ANNUAL RATES OF STOCK
                                  OPTIONS/      GRANTED TO         OR                        PRICE APPRECIATION
                                    SARS         EMPLOYEES        BASE                       FOR OPTION TERM (2)
                                  GRANTED        IN FISCAL       PRICE       EXPIRATION     ---------------------
             NAME                 (#) (1)          YEAR          ($/SH)         DATE         5% ($)      10% ($)
-------------------------------  ----------     -----------     --------     ----------     --------     --------
Kurt Wiedenhaupt...............    30,000           14.2%        $ 9.00        4-26-05      $169,800     $430,200
James W. Bevevino..............    18,000            8.5           9.00        4-26-05       101,880      258,120
James W. Bingel................     8,000            3.8           9.00        4-26-05        45,280      114,720
John M. Murray.................     8,000            3.8           9.00        4-26-05        45,280      114,720
Richard S. Warzala.............    12,000            5.7           9.00        4-26-05        67,920      172,080

---------------

(1) All of the options reflected in the table are ten year options and become exercisable at the rate of 20% per year beginning on the first anniversary of the date of grant.

(2) These amounts represent certain assumed rates of appreciation only. At an assumed annual rate of appreciation of 5%, $9.00 would increase to $14.66 and at 10% would increase to $23.34. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's common stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

FISCAL YEAR-END OPTION/SAR VALUES

     The following table summarizes information with respect to option exercises and unexercised stock options and stock appreciation rights ("SARs") held by the executive officers named in the Summary Compensation Table at the end of the 1995 fiscal year.

                                                               NUMBER OF
                                                              SECURITIES          VALUE OF
                                                              UNDERLYING        UNEXERCISED
                                                              UNEXERCISED       IN-THE-MONEY
                                                             OPTIONS/SARS       OPTIONS/SARS
                                        SHARES               12/29/95 (#)       12/29/95 ($)
                                       ACQUIRED    VALUE
                                          ON      REALIZED   EXERCISABLE/       EXERCISABLE/
                   NAME                EXERCISE     ($)      UNEXERCISABLE     UNEXERCISABLE
     --------------------------------  --------   --------   -------------     --------------
     Kurt Wiedenhaupt................    3,607    $ 19,839      151,393           $481,177
                                                                150,000            476,750
     James W. Bevevino...............   15,488      60,284       31,088             98,809
                                                                 50,000            158,917
     James W. Bingel.................    1,060       7,023        5,740             18,244
                                                                 16,200             51,489
     John M. Murray..................        0           0       32,663            103,812
                                                                 24,900             79,140
     Richard S. Warzala..............        0           0       38,863            123,518
                                                                 20,600             65,474

SALARIED EMPLOYEE RETIREMENT INCOME PLAN

     Executive officers of the Company are covered by the Salaried Employee Retirement Income Plan (the "Plan"). Normal retirement age under the Plan is 65. The normal monthly retirement benefit is equal to 1% of average monthly base earnings multiplied by the years of credited service. Average monthly base earnings is determined from the highest continuous five years out of the last ten years worked prior to retirement. The normal monthly retirement benefit is reduced by 1/2 of 1% for each month between the date benefits begin and the participant's normal retirement date in the case of early retirement. Benefits are not subject to any reduction for Social Security payments or other offset amounts.

     The table set forth below illustrates representative annual retirement benefits for various levels of compensation and periods of service under the Plan.


 AVERAGE ANNUAL
EARNINGS (HIGHEST
 CONTINUOUS 5 OF               ESTIMATED ANNUAL RETIREMENT BENEFITS
     LAST                  BASED ON CREDITED YEARS OF SERVICE INDICATED
10 YEARS PRIOR TO     -------------------------------------------------------
   RETIREMENT)          10          15          20          25          30
-----------------     -------     -------     -------     -------     -------
    $  50,000         $ 5,000     $ 7,500     $10,000     $12,500     $15,000
      100,000          10,000      15,000      20,000      25,000      30,000
      150,000          15,000      22,500      30,000      37,500      45,000
      or more

     Under the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), the amount of annual earnings which can be utilized in determining benefits under the Plan was reduced from $235,840 to $150,000. This change significantly reduces the retirement benefits under the Plan for Mr. Wiedenhaupt. In 1994, the Company adopted a Pension Benefit Restoration Plan pursuant to which the Company will make annual payments under a flexible deposit annuity contract for Mr. Wiedenhaupt and reimburse him for his income taxes on the annuity payments. Upon retirement, the annuity contract will provide benefits equal to the benefits lost due to the enactment of OBRA. By way of illustration, an employee covered by the Pension Benefit Restoration Plan retiring with 30 years of credited service and Average Annual Earnings of $200,000 would be entitled to an annual retirement benefit of $60,000, $45,000 of which would be provided by the Plan and $15,000 of which would be provided through an annuity contract under the Pension Benefit Restoration Plan.

     The credited years of service on December 30, 1995 for the persons named in the Summary Compensation Table are as follows: Mr. Wiedenhaupt -- 3 years; Mr. Bevevino -- 17 years; Mr. Bingel -- 4 years; Mr. Warzala -- 19 years; and Mr. Murray -- 7 years. The current compensation covered by the Plan, which excludes bonus earnings, is reflected in the "Salary" column of the Summary Compensation Table, subject to the aforementioned limit under OBRA. Messrs. Fierle and Bevevino retired from full-time employment on July 1, 1992 and February 1, 1996, respectively, with 30 years and 17 years of credited service under the Plan, and Mr. Fierle began receiving retirement benefits thereunder.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Wiedenhaupt was employed as President and Chief Executive Officer effective July 1, 1992 and entered into an employment agreement (the "Employment Agreement") for the five-year period ending June 30, 1997 (the "Employment Period"). The Employment Agreement provides for an annual salary of not less than $260,000 and entitles Mr. Wiedenhaupt to participate in the Company's bonus and other benefit plans. Upon retirement at age 65, Mr. Wiedenhaupt will be entitled to a supplemental retirement benefit of $100,000 per year over

15 years, which vests 10% each year. This benefit is secured by a life insurance policy with a death benefit of $1.5 million payable to Mr. Wiedenhaupt's beneficiary. If the Employment Agreement is terminated by the Company (other than for cause or by reason of Mr. Wiedenhaupt's death or disability) or by him after a change in control of the Company, he will be entitled to receive all unpaid salary and bonuses for the balance of the Employment Period, his supplemental retirement benefit, his vested benefits under other plans and one-half of his average annual bonus, subject to certain limitations. These amounts will be paid on the dates they would have been paid if his employment had not been terminated unless the Company (or, if there has been a change in control, Mr. Wiedenhaupt) elects for them to be paid in a discounted lump sum.

     To provide a smooth transition from the leadership of Mr. Fierle to Mr. Wiedenhaupt and to retain Mr. Fierle's services, the Company entered into an agreement with Mr. Fierle effective upon his retirement as Chief Executive Officer and President through the date of the Company's annual shareholders' meeting in 1997. Under that agreement he serves as Chairman of the Board and as a part-time employee, at an annual salary of $100,000 plus the benefits he had been receiving prior to retirement, and the Company pays him $6,500 per month over ten years under his supplemental benefit program.

     Messrs. Warzala and Murray are participants in a supplemental benefit program that provides an annual amount equal to 20% of current salary payable over a 15 year period upon retirement at age 65, death or total disability prior to retirement, or involuntary termination following an unfriendly change in control of the Company. In the event of an unfriendly change in control, the participant becomes fully-vested and may opt to receive a lump sum payment equal to the present value of the periodic payments discounted at a current annuity discount rate. Participants are also eligible to receive benefits in the event of involuntary termination without an unfriendly change in control according to a vesting schedule that provides 50% vesting after ten years of service, increasing 5% for each year of service thereafter. The benefits payable under this program are subject to offset by the amount of the cash surrender value of split-dollar life insurance policies purchased by the Company under a separate program. Under this program, the Company will recover all premiums paid by it upon the earlier to occur of the policy's maturity or the participant's death. If a participant's employment is terminated, the Company will recover most or all of the prior cash premiums, depending on the number of years the split-dollar contract was in effect.

PERFORMANCE GRAPH

     The following performance line graph compares the cumulative total shareholder return on an investment in the Company's common stock over the past five years with the total return on the stocks comprising the Media General Composite Index ("Composite Index") and with the total return on the stocks comprising the Dow Jones diversified industrial manufacturing company index ("Industrials Index"). The data for the graph was furnished by Media General Financial Services and Dow Jones & Company, Inc. The line graph assumes an investment of $100 in API stock on December 28, 1990 and the reinvestment of quarterly cash dividends at the closing price of API stock on the ex-dividend date. Calculations for the Composite and Industrials Indexes are made in a similar fashion.

      Measurement Period                            COMPOSITE      INDUSTRIALS
    (Fiscal Year Covered)               API           INDEX           INDEX
    ---------------------               ---          ---------      -----------
            1990                       100             100             100
            1991                        56.5           129.1           124.2
            1992                        54.6           134.3           144.5
            1993                        47.4           154.1           176.5
            1994                        58.5           152.8           161.9
            1995                        86.0           198.2           212.0


     The 1991 decline in return on the Company's stock occurred within a ten-day period in which the stock price declined 49% on unusually heavy selling which appears to have been contributed to by margin calls on brokerage accounts managed by a party unaffiliated with the Company.

BOARD COMPENSATION COMMITTEE REPORT*

The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. The Committee is responsible for setting and administering the policies which govern annual compensation, bonus plans, and stock ownership programs.

     The Committee annually evaluates API's corporate performance and compensation and share ownership programs as compared with industrial companies reasonably similar in size, product content, profitability, return on equity, and sound financial condition. Such data are gathered from consultant surveys and, where available, published statistics and surveys. The Company's annual compensation programs are designed to strike a reasonable balance between competitive base salaries and a performance-oriented incentive system which does not reward employees unless targeted goals are reached, and pay is increasingly better as profit pools are created.

     The Committee approved salary increases for the executive officers of the Company for the year beginning May 1, 1995 based on the Committee's evaluation of each officer's performance, the performance of the officer's operating divisions, and the overall performance of the Company. Mr. Wiedenhaupt's base annual salary is determined by his Employment Agreement with the Company. The Committee, with the approval of the Board of Directors, can determine, in its discretion, to increase Mr. Wiedenhaupt's salary. At its meeting in April 1995, the Committee reviewed Mr. Wiedenhaupt's performance for the prior year, with particular attention given to the progress made by the Company in the development and execution of its growth strategy, the Company's earnings and its return on equity. Based on this evaluation, the Committee increased his base salary from the $280,000 to $300,000 effective May 1, 1995. In addition, based on this same evaluation, the Committee granted Mr. Wiedenhaupt a special bonus comprised of $35,000 in cash and 4,000 shares of common stock subject to certain restrictions as to sale or transfer for a period of five years or until Mr. Wiedenhaupt's death or termination of employment, if sooner. At the time the restricted stock was granted, the shares had a market value of $36,000. The Committee also granted Mr. Wiedenhaupt options to purchase 30,000 shares of the Company's common stock at the closing price of the Company's common stock on the New York Stock Exchange on the date of grant. It is the Committee's intent that any future increase in Mr. Wiedenhaupt's salary will be based on the Company's earnings and economic value added

---------------
*The Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (together, the "Acts"), except to the extent that the Company specifically incorporates such report by reference; and further, such report shall not otherwise be deemed filed under the Acts.

("EVA") criteria, as well as his role in the continued development and successful execution of the Company's growth strategy.

     As indicated above, in April 1995, the Committee granted stock options to the chief executive officer, as well as to other executive officers and other selected key employees. In determining the size of the grants for the executive officers, the Committee assessed their individual performance, contributions to the business and relative levels of responsibility.

     For 1995, the Company adopted the EVA Incentive Compensation Plan (the "EVA Plan") to replace both the Corporate and Division Incentive Compensation Plans which were in effect for 1994.

     One purpose of the EVA Plan is to provide incentives for plan participants to strive for the enhancement of shareholder value through the achievement of the Company's strategic plan objectives. The EVA Plan is also a critical feature of the Company's program to shift a portion of employee compensation from fixed to variable so that, over time, the variable component (i.e. EVA incentive compensation) of employee compensation will become more significant in relation to the fixed component (i.e. base salary or wages). All employees are eligible to participate in the EVA Plan, except employees subject to collective bargaining agreements and employees compensated under separate sales incentive or commission programs. For 1995, approximately 425 employees participated in the EVA Plan.

     EVA is the amount by which the net operating profit after tax of a business unit exceeds the weighted average cost of capital relative to the average capital employed by that business unit.

     Each EVA Plan participant has a Target Bonus based on a percentage of the participant's base compensation during the Plan Year. Percentages are established in the EVA Plan for various levels of responsibility within the business units.

     Each operating unit and the Company as a whole ("Units") had an EVA Target for 1995 approved by the Compensation Committee of the Board. Actual 1995 EVA results compared to the EVA Target establishes the percentage of the Target Bonus earned by the EVA Plan participants. If EVA for a Unit exceeds the EVA Target for the Plan Year, the Target Bonus for the participants in that Unit will be increased by the same percentage that EVA exceeds the EVA Target. If EVA for a Unit falls short of the EVA Target for the Plan Year, the Target Bonus will be reduced by 1.5% for each percentage point that the EVA shortfall bears to the EVA target.

     The bonuses earned by EVA Plan participants whose Target Bonus percentage is 15% or more (hereinafter referred to as "Bank Employees") are subject to discretionary adjustment not to exceed plus or minus 15% of the formula bonus. The bonus awards for Bank Employees in operating Units will be determined by subjecting 80% of their Target Bonus to EVA performance of their Unit and 20% of their Target Bonus to total Company EVA performance.

     The bonuses earned by EVA Plan participants who are not Bank Employees are aggregated in a bonus pool for the Unit and allocated among the eligible participants in the discretion of the Unit's general manager, subject to review by the Compensation Committee. The bonus award allocations made to participants who are not Bank Employees will be paid in full on or about March 15 following the end of the Plan Year.

     Bonus awards to Bank Employees for 1995, the first year the EVA Plan, were paid on or about March 15, 1996 up to the amount of their Target Bonus plus 50% of the excess, if any, above the Target Bonus. If the 1995 Bonus award for any Bank Employee exceeds the Target Bonus, 50% of such excess will be applied to an account maintained on the Company's books for that employee ("Bank Account"). All bonus awards in 1996 and thereafter will be added to the employee's Bank Account. If the amount in the Bank Account after adding the prior year's bonus award is equal to or less than the employee's Target Bonus, then the entire "Bank Account" balance will be paid to the employee on or about March 15 in the year following the Plan Year. If the Bank Account balance exceeds the Target Bonus, the employee will be paid the Target Bonus plus one-half such excess. An employee can have a negative bonus which will reduce the employee's Bank Account or create a negative balance in this Bank Account which must be offset by positive bonuses in the future before any bonus payment will be made from the bank.

     The Committee intends that, whenever reasonably possible, compensation paid to its managers, including its executive officers, should be deductible for federal income tax purposes. All compensation paid to or earned by the executive officers in fiscal 1995 was deductible for federal income tax purposes.

     Submitted by the Compensation Committee of the Company's Board of
Directors:

                                           Douglas J. MacMaster, Jr., Chairman
                                           John M. Albertine
                                           Bernard J. Kennedy
                                           Victor A. Rice

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no "Compensation Committee interlocks" or "insider participation" which the SEC regulations would require to be disclosed in this proxy statement.

                        2. RATIFICATION OF THE SELECTION
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

     At the Meeting a vote of the shareholders will be taken for the ratification of the selection of the firm of Price Waterhouse LLP, independent public accountants, as auditors for the fiscal year ending January 3, 1997. Representatives of the firm are expected to be present at the Meeting, be available to respond to appropriate questions, and have the opportunity to make a statement if they so desire.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders to be presented to the 1997 annual meeting must be received by API on or before November 22, 1996, for possible inclusion in the proxy statement and form of proxy relating to that meeting.

           OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING

     Management is not aware that any other matters will be presented for action at the Meeting. If, however, other matters do properly come before the Meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment on such matters.

                           COST OF PROXY SOLICITATION

     The cost of preparing, assembling and mailing proxy statements and other material furnished to shareholders in connection with the solicitation of proxies will be borne by API. API has retained Regan & Associates, Inc., a proxy soliciting firm, to assist in the solicitation of proxies. The fee for these services will be approximately $4,250, plus expenses. Arrangements will be made with brokerage houses, nominees, fiduciaries, and other custodians to send proxies and proxy material to beneficial owners of API's common shares, and API will reimburse them for their expenses in so doing. Proxies may be solicited personally or by telephone, fax, or mail by directors, officers, and regular employees of API without additional compensation for such services.

                                           By order of the Board of Directors

                                                            JAMES J. TANOUS
                                                               Secretary

                                           March 22, 1996

   P                                     AMERICAN PRECISION INDUSTRIES INC.
   R                            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
   O                            THE COMPANY FOR THE ANNUAL MEETING APRIL 26, 1996.
   X         The undersigned hereby constitutes and appoints John M. Murray and Richard S. Warzala, and each
   Y         of them, proxies with full power of substitution to vote for the undersigned all shares of common stock of American Precision Industries Inc. which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on April 26, 1996, and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as indicated in this proxy, and otherwise in their discretion.
             Election of Directors, Nominees:                              (change of address)
             CLASS II (THREE YEAR TERM)                                    --------------------------------------
               BERNARD J. KENNEDY, WILLIAM P. PANNY, KURT WIEDENHAUPT      --------------------------------------
                                                                           --------------------------------------
             CLASS I (TWO YEAR TERM)                                       --------------------------------------
               KLAUS K. OERTEL                                             (If you have written in the above
                                                                           space, please mark the corresponding
             CLASS III (ONE YEAR TERM)                                     box on the reverse side of this card.)
               JERRE L. STEAD

   YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU
   NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.
   THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                                                SEE REVERSE
                                                                                                    SIDE

       [X]  PLEASE MARK YOUR                                          SHARES IN YOUR NAME
            VOTES AS IN THIS
            EXAMPLE.

1. Election of     FOR   WITHHELD                       2. Ratification of  FOR   AGAINST   ABSTAIN
   Directors       [ ]     [ ]                             the selection    [ ]     [ ]       [ ]
   (see reverse)                                           of Price Water-
                                                           house as in-
                                                           dependent
For, except vote withheld from the following nominee(s):   auditors for
                                                           the 1996
________________________________________________________   fiscal year.





                                                                 Change
                                                                   of    [ ]
                                                                 Address



     SIGNATURE(S) ____________________________________________________ DATE ______________

     SIGNATURE(S) ____________________________________________________ DATE ______________
     NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
           When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.